333 Encinal St, Santa Cruz, CA 95060 ____________________________________________________________________________________

4/29/2025
Dear Rodrigo Brumana,

Joby Aero, Inc. (the “Company”) is pleased to offer you employment on the following terms:
1.Position. Your role will be Chief Financial Officer and you will report to JoeBen Bevirt. This is a full-time, exempt position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
2.Cash Compensation. The Company will pay you an annual salary of $535,000, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion. Changes in your salary do not affect the at-will status of your employment. The Company will also pay you a one-time signing bonus in the amount of $165,000 (the “Sign-on Bonus”) in your first paycheck. A second bonus of $165,000 (the “Second Bonus”) will be paid to you at the completion of the one-year anniversary of your start date.
a.Sign-on Bonus repayment. In the event you voluntarily resign your employment with, or you are terminated for Cause from, the Company before the one-year anniversary of your start date, you agree to repay the full amount of the Sign-on Bonus, less 8.33% for each full month of work completed after your start date. You agree that the Company may make any deduction necessary from your last paycheck(s) to satisfy this repayment obligation to the Company and you hereby (a) consent to any such deduction and any other action that may be taken by the Company and as permitted by law, and (b) agree that you will sign any additional agreement or document that the Company deems necessary with respect to making this deduction or otherwise enforcing its right to receive the repayment(s). Nothing herein should be construed as a modification of your at-will employment relationship with Joby. For this Agreement, “Cause” means the Company’s reasonable good faith belief that you (i) committed a felony, or any crime against or involving the Company or any related subsidiary or affiliate; (ii) failed to perform your job duties to the Company’s reasonable good faith satisfaction, (iii) engaged in acts or omissions constituting fraud, dishonesty, or misappropriation with respect to the Company or any related subsidiary or affiliate, (iv) violated a material agreement with the Company or any related subsidiary or affiliate, (v) violated any confidentiality obligation to the Company or any related subsidiary or affiliate, or (vi) materially breached any applicable written employment policy, or lawful directive of the Company or any related subsidiary or affiliates.
b.Second Bonus repayment. In the event you voluntarily resign your employment with, or you are terminated for Cause from, the Company before the two-year anniversary of your start date, you agree to repay the full amount of the Second Bonus, less 8.33% for each full month of work completed after the one-year anniversary of your start date. You agree that the Company may make any deduction necessary from your last paycheck(s) to satisfy this repayment obligation to the Company and you hereby (a) consent to any such deduction and any other action that may be taken by the Company and as permitted by law, and (b) agree that you will sign any additional agreement or document that the Company deems necessary with respect to making this deduction or otherwise enforcing its right to receive the repayment(s). Nothing herein should be construed as a modification of your at-will employment relationship with Joby.
3.Equity Compensation.
a.Subject to the approval of the Board of Directors of Joby Aviation, Inc. or a duly constituted committee thereof, Joby Aviation, Inc. will grant you an equity award consisting of $8,000,000 in restricted stock units ("RSUs") with respect to shares of its common stock (the “Award”). The RSUs will be submitted for approval at the next regularly-scheduled board meeting after your start date, and the number of shares will be determined based on the dollar amount divided by the 20-day volume weighted average price effective the day prior to the approval date. The Award will be subject to a time-based vesting condition, as follows: provided that you continue to be an employee of the Company through the applicable vesting date 12/48 of the RSUs will vest on the one year anniversary of the vesting commencement date (which will be the first day of the month after your Start Date, unless your Start Date falls on the first day of the month, in which case the vesting commencement date will be your Start Date) and 3/48 of the RSUs will vest on each quarterly anniversary thereafter, as described in the applicable award agreement. The Award will be subject to the terms and conditions of Joby Aviation, Inc.’s equity incentive plan and an award agreement to be entered into between you and Joby Aviation, Inc.
b.Long-Term Performance RSU Award. Subject to the approval of the Board, you will be granted an equity award consisting of $2,000,000 RSUs ("Long-Term Performance RSU Award") on terms and conditions approved by the Board and consistent with those of similarly situated executive leaders of Joby, which terms and conditions will be provided to you separately.
c.You may also be eligible to receive additional annual grants of RSUs in connection with individual performance ratings and/or the achievement of Company milestones, and subject to the terms of any performance equity program in place from time to time, including a prorated award under the Company's H1 2025 Performance Award Program.

4.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits.
5.Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
6.Employment Relationship. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
7.Tax Matters.
a.Withholding. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.
b.Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
8.Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Cruz, California, in connection with any Dispute or any claim related to any Dispute.
9.No Conflicts/Third-Party Information. You represent to the Company that your performance of all the terms of this agreement has not breached and will not breach any other agreement to keep in confidence confidential or proprietary information, knowledge, materials, or data acquired by you in confidence or trust prior or subsequent to the commencement of your relationship with the Company. You further represent that you will not use or disclose to the

Company (or any person associated with the Company), or induce the Company to use, any inventions, confidential or proprietary information, knowledge, materials, or data belonging to any previous employer or any other party. The Company does not need and will not use such information.
We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States, within three business days of your hire date, along with the satisfactory completion of a background investigation. Should you fail to provide proof of identity and authorization to work, or should you fail to satisfactorily complete a background investigation, your employment may be terminated immediately.
If you have any questions, please reach out to offers@jobyaviation.com.

Very truly yours,
Joby Aero, Inc.
__/s/ JoeBen Bevirt_________________________________

JoeBen Bevirt
CEO

Start Date: 5/12/2025

Primary Work Location: Santa Cruz, California

I have read and accept this employment offer:

__/s/ Rodrigo Brumana______________________________
Signature of Employee

__Rodrigo Brumana_________________________________
Full Legal Name (as it appears on your government issued ID)
Dated: _____4/30/2025_______________________________

Attachment
Exhibit A: Proprietary Information and Inventions Agreement